                                                                                Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TALK AMERICA HOLDINGS, INC.,

CAVALIER ACQUISITION CORP.

AND

CAVALIER TELEPHONE CORPORATION

Dated as of September 22, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER

Section 1.1 The Merger.
Section 1.2 Effective Time; Closing Date.
Section 1.3 Effect of the Merger.
Section 1.4 Certificate of Incorporation; By-laws.
Section 1.5 Board of Directors and Officers.
Section 1.6 Further Assurances.

ARTICLE II EFFECTS OF THE MERGER; CONSIDERATION

 Section 2.1 Conversion of Company Securities.
Section 2.2 Exchange Procedures.
Section 2.3 Deposit at Closing.
Section 2.4 Dissenting Shares.
Section 2.5 Tax Withholding.

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.1 Organization, Standing and Power.
Section 3.2 Authority; Approvals.
Section 3.3 Capitalization.
Section 3.4 Conflicts; Consents.
Section 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.
Section 3.6 Disclosure Documents.
Section 3.7 Absence of Changes.
Section 3.8 Assets and Properties; Network.
Section 3.9 Other Agreements.
Section 3.10 Environmental Matters.
Section 3.11 Litigation.
Section 3.12 Compliance; Licenses and Permits.
Section 3.13 Intellectual Property.
Section 3.14 Tax Matters.
Section 3.15 Labor Relations; Employees.
Section 3.16 Transactions with Related Parties.
Section 3.17 Brokers.
Section 3.18 Insurance.
Section 3.19 Suppliers.
Section 3.20 Takeover Statutes.
Section 3.21 Opinion of Financial Advisor.
Section 3.22 Rights Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

 Section 4.1 Organization; Standing and Power.
Section 4.2 Authority; Approvals.
Section 4.3 Conflicts; Consents.
Section 4.4 Disclosure Documents.
Section 4.5 Brokers.
Section 4.6 Litigation.
Section 4.7 Operations of Merger Sub.
Section 4.8 Financing Wherewithal.

ARTICLE V CERTAIN COVENANTS

 Section 5.1 Conduct of Business.
Section 5.2 Access and Information; Confidentiality.
Section 5.3 Proxy Statement.
Section 5.4 Company Stockholders’ Meeting.
Section 5.5 Acquisition Proposals.
Section 5.6 Reasonable Best Efforts; Further Assurances.
Section 5.7 Public Announcements.
Section 5.8 Indemnification of Directors and Officers.
Section 5.9 Expenses.
Section 5.10 Section 16 Compliance.
Section 5.11 Supplemental Information.
Section 5.12 Tax Matters.
Section 5.13 State Takeover Statutes; Rights Agreement.
Section 5.14 Employee Benefit Matters.

ARTICLE VI CONDITIONS PRECEDENT

 Section 6.1 Conditions Precedent to Obligations of Each Party.
Section 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub.
Section 6.3 Conditions Precedent to Obligations of the Company.

ARTICLE VII TERMINATION

Section 7.1 Termination.
Section 7.2 Effect of Termination and Abandonment.
Section 7.3 Termination Fee.

ARTICLE VIII MISCELLANEOUS

Section 8.1 Entire Agreement.
Section 8.2 Assignment and Binding Effect; Third Party Beneficiaries.
Section 8.3 Notices.
Section 8.4 Amendment and Modification; Waiver.
Section 8.5 Governing Law; Consent to Jurisdiction.
Section 8.6 Waiver of Jury Trial.
Section 8.7 Severability.
Section 8.8 Counterparts.
Section 8.9 Enforcement.
Section 8.10 Non-Survival of Representations and Warranties.
Section 8.11 Disclosure Letter.

 ARTICLE IX DEFINED TERMS; INTERPRETATION

Section 9.1 Defined Terms.
Section 9.2 Terms Defined Elsewhere.
Section 9.3 Interpretation.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2006, is by and among Cavalier Telephone Corporation, a Delaware corporation (“Buyer”), Cavalier Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of CavTel Holdings, LLC, a Delaware limited liability company of which Buyer is the sole member, and Talk America Holdings, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

A.  The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

B.  Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C.  Certain capitalized terms have the meanings set forth in Section 9.1.

AGREEMENT

In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.

At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving corporation (the Company, as the surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

Section 1.2 Effective Time; Closing Date.

Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated on the Closing Date by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated by the parties in the Certificate of Merger (the “Effective Time”, and the date that includes the Effective Time, the “Effective Date”). The closing of the Merger (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP in Boston, Massachusetts, at 10:00 a.m., Boston time, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or on such other date, time and place as the Company and Buyer may mutually agree in writing (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 1.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws.

(a)
The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)	The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

Section 1.5 Board of Directors and Officers.

The Board of Directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.6 Further Assurances.

If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II
EFFECTS OF THE MERGER; CONSIDERATION

Section 2.1 Conversion of Company Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a)
Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)
Each share of Common Stock, together with the related Right attached thereto, that is owned by (i) the Company as treasury stock or (ii) any wholly owned Subsidiary of the Company, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)
Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time, together with the related Right attached thereto, shall be converted into the right to receive $8.10 in cash, payable to the holder thereof, without interest (the “Common Stock Consideration”). All shares of Common Stock converted into the right to receive the Common Stock Consideration pursuant to this Section 2.1(c) shall cease to be outstanding as of the Effective Time, and shall be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of Common Stock, together with the related Rights, shall thereafter cease to have any rights with respect to such shares or to such related Rights, except the right to receive the Common Stock Consideration to be issued in consideration therefor upon the surrender of such certificate.

(d)
Each Warrant issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into the right to receive a sum in cash equal to such Warrant’s Warrant Cancellation Payment, without interest, and all such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the Warrant Cancellation Payment in respect of each Warrant held by such Warrant Holder as set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing.

(e)
Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted immediately after giving effect to the Effective Time into the right to receive, as promptly as practicable after the Effective Time, a sum in cash equal to such Option’s Option Cancellation Payment, without interest, and all such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the Option Cancellation Payment in respect of each Option held by such Option Holder as set forth herein. Notwithstanding anything to the contrary contained in this Agreement, if the exercise price per share of Common Stock of any Option is equal to or greater than the Common Stock Consideration, such Option shall be cancelled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. As of the Effective Time, the Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.

(f)
The Common Stock Consideration and amount of the Option Cancellation Payments and Warrant Cancellation Payments payable pursuant to Section 2.1(c), (d) and (e), respectively, have been calculated based upon the representations and warranties made by the Company in Section 3.3. Without limiting the effect of the failure of the representations and warranties made by the Company in Section 3.3 to be true and correct, in the event that, at the Effective Time, the actual number of shares of Common Stock and other shares of capital stock of the Company outstanding or the actual number of shares of capital stock of the Company issuable upon the exercise of outstanding Options, Warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or recapitalization) is greater than as described in Section 3.3 (including the exercise or conversion of any currently outstanding Options, Warrants or similar agreements described in Section 3.3), the Common Stock Consideration, Option Cancellation Payments and Warrant Cancellation Payments payable as contemplated herein shall be adjusted downward, but only to the extent necessary to ensure that the aggregate amount of the Common Stock Consideration and amounts payable in respect of Option Cancellation Payments and Warrant Cancellation Payments shall not exceed the sum of: (i) $247,175,000 plus (ii) an amount equal to (A) $8.10 multiplied by (B) the number of shares of Common Stock issued as the result of the exercise of any currently outstanding Options or Warrants prior to the Effective Time, plus (iii) $3,835,077, less for each share of Common Stock described in clause (ii) above, the difference between $8.10 and the exercise price paid to the Company upon the exercise of the Option or Warrant pursuant to which such share is issued.

Section 2.2 Exchange Procedures.

(a)
Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.

(b)
Promptly following the Effective Time, the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Certificates entitled to receive consideration pursuant to Section 2.1 the form of Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing shares of Common Stock or Warrants (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such shares of Common Stock or Warrants as set forth herein, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon. All cash consideration delivered upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Common Stock and Warrants theretofore represented by such Certificates.

(c)
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond or other surety in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Buyer may impose, the Paying Agent shall deliver in exchange for such Certificate the consideration into which shares of Common Stock or Warrants theretofore represented by such Certificate shall have been converted pursuant to this Article II.

(d)
If any payment under this Article II is to be made to a Person other than the Person in whose name any Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.

(e)
None of Buyer, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.

(f)
At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the shares of Common Stock, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(g)
As soon as practicable following the Effective Time, the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder.

Section 2.3 Deposit at Closing.

At the Closing, Buyer shall deposit (or cause to be deposited) with the Paying Agent, for exchange and payment in accordance with this Article II, an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments. The Paying Agent shall invest funds held by it for purposes of this Article II as directed by Buyer, on a daily basis. Any interest or other income resulting from such investments shall be paid to Buyer.

Section 2.4 Dissenting Shares.

(a)
Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and that are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b)
The Company shall deliver to Buyer prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and the Company shall afford Buyer the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.5 Tax Withholding.

The Surviving Corporation and Buyer shall be entitled to deduct and withhold, or to cause the Paying Agent to deduct and withhold (consistent with the Company's past practice), from the consideration otherwise payable pursuant to this Agreement to or for the benefit of any holder of any shares of Common Stock, Options or Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock, Options or Warrants in respect of which such deduction or withholding was made, and the Surviving Corporation or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Letter”), or, to the extent the qualifying nature of such disclosure with respect to a specific representation or warranty is readily apparent therefrom, as set forth in the Company SEC Reports filed on or after January 1, 2006 and prior to the date hereof (without regard to the exhibits thereto or items included therein that are incorporated by reference to Company SEC Reports filed by the Company prior to January 1, 2006), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Disclosure Letter lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer true, complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate or articles of incorporation, by-laws or similar constitutive document. Section 3.1 of the Disclosure Letter contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

Section 3.2 Authority; Approvals.

(a)
The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and authority and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b)
The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable; (iii) resolved to approve this Agreement; and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c)
The affirmative vote of the holders of a majority of outstanding shares of Common Stock (the “Required Company Stockholders”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

Section 3.3 Capitalization.

(a)
The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 30,508,638 shares of Common Stock, including the associated Rights, were issued and outstanding (none of which are shares of Restricted Stock); (ii) 1,333,683 shares of Common Stock are held in the treasury of the Company; (iii) no shares of Common Stock are held by Subsidiaries of the Company; and (iv) no shares of Preferred Stock are outstanding.

(b)
Section 3.3(b)(i) of the Disclosure Letter sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b)(ii) of the Disclosure Letter, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any Capital Securities of, or has made any investment, in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Letter, all issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Securities).

(c)
Except for (i) issued and outstanding Common Stock referenced in Sections 3.3(a)(i) and 3.3(a)(ii); (ii) 4,984,060 shares of Common Stock reserved for issuance upon exercise of Options, as described in Section 3.3(d) of the Disclosure Letter; (iii) 150,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, as described in Section 3.3(e) of the Disclosure Letter; (iv) the shares of Preferred Stock designated as “Series A Preferred Stock” reserved for issuance in accordance with the Rights Agreement; and (v) as set forth in Sections 3.3(b) of the Disclosure Letter, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants and Rights, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued Capital Securities of the Company or any Subsidiary. Except for the Options, Warrants and Rights, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Capital Securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c) or (ii) to purchase or otherwise acquire any Capital Securities of any other Person. No Restricted Stock is outstanding, and no stock appreciation rights have been issued by the Company or any of its Subsidiaries.

(d)
The names of the optionee of each Option, the date of grant of each Option, the number of shares subject to each such Option, the expiration date of each such Option, and the price at which each such Option may be exercised are set forth in Section 3.3(d) of the Disclosure Letter. No option that became vested and exercisable on or after January 1, 2005 was granted with an exercise price per share that was less than the per share fair market value of the Company Common Stock underlying such Option on the grant date thereof.

(e)
The name of each holder of Warrants as of the date hereof, the date of issuance of each Warrant, the number of shares subject to each such Warrant, the expiration date of each such Warrant, and the price at which each such Warrant may be exercised, are set forth in Section 3.3(e) of the Disclosure Letter.

Section 3.4 Conflicts; Consents.

(a)
The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the terms and provisions hereof, do not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries; (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default), or except as set forth in Section 3.4 of the Disclosure Letter, give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, which in any case may result in any loss (including loss of current or future benefits) or other liability to the Company or its Subsidiaries; (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets, which in any case may result in the imposition of any fees, penalties or other liability to the Company or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries.

(b)
Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder; (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger; (3) any consents or approvals of or registrations or filings with the Federal Communications Commission (“FCC”), any state public service or public utilities commissions or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries (each, a “State PUC”); and (4) where the failure to obtain such consents or approvals, or to make such notifications, registrations or filings, that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.

(a)
The Company has timely filed with the Securities and Exchange Commission (the “SEC”) and made available to Buyer all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Reports”). The Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq National Market or any other national stock exchange. The Company has made available to Buyer true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2004 and prior to the date hereof and will, promptly following the receipt thereof, make available to Buyer any such correspondence sent or received after the date hereof. To the Company’s knowledge, as of the date hereof none of the Company SEC Reports is the subject of ongoing SEC review. As of the date hereof, there are no outstanding comments from or unsolved issues raised by the SEC with respect to any of the Company SEC Reports.

(b)
The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. The books and records of the Company have been and are being maintained in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c)
The Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, known or unknown, and whether due or to become due), except for (i) liabilities and obligations to the extent reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005 or readily apparent in the notes thereto, which balance sheet was filed with the SEC by the Company on March 28, 2006 in its 2005 Annual Report on Form 10-K/A and made available to Buyer (the “2005 Balance Sheet”), (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, or (iii) liabilities and obligations to the extent reflected in the consolidated balance sheet of the Company and its Subsidiaries at June 30, 2006 or readily apparent in the notes thereto, which balance sheet was filed with the SEC by the Company on August 9, 2006 in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and made available to Buyer (the “June 30 Balance Sheet”), (iv) liabilities and obligations set forth in Section 3.5(c) of the Disclosure Letter or (v) liabilities and obligations that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(d)
Since the enactment of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(e)
The management of the Company has (x) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board and to Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting as of the date of such evaluation. Since December 31, 2003, any material change in internal control over financial reporting required to be disclosed in any Company SEC Reports has been so disclosed except as is indicated otherwise in any Company SEC Reports since December 31, 2003.

(f)
Since December 31, 2003 and except as is indicated in any Company SEC Report since December 31, 2003, or in Section 3.5(f) of the Disclosure Letter, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof that have no reasonable basis), and (y) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.6 Disclosure Documents.

None of the information included or incorporated by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or on the date mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representations regarding any information furnished in writing by Buyer or Merger Sub specifically for inclusion in the Proxy Statement.

Section 3.7 Absence of Changes.

Since December 31, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice. Since December 31, 2005 and to the date hereof, there has not been any Company Material Adverse Effect.

Section 3.8 Assets and Properties; Network.

(a)
Section 3.8(a) of the Disclosure Letter sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries, including all collocation agreements to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.8(a) of the Disclosure Letter, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property, including all such property interests identified in Section 3.8(a) of the Disclosure Letter (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. All leases, including all collocation agreements to which the Company or any of its Subsidiaries is a party, in respect of real property leased by the Company or any of its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default thereunder, and to the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for such breach or default that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b)
Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(c)
Section 3.8(c) of the Disclosure Letter sets forth the following information relating to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries; (ii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries; (iii) any pending asset sale of any of the foregoing; and (iv) any material agreement, arrangement or understanding with municipalities governing access to municipal rights of way involving payments in excess of $100,000 in any one year. The information provided in Section 3.8(c) of the Disclosure Letter is accurate and complete in all material respects; provided, however, that the operation of the network of the Company and its Subsidiaries is subject to embedded software owned by third parties and licensed to the Company or its Subsidiaries, as to which (unless indicated otherwise in Section 3.8(c) of the Disclosure Letter) the Company has valid licenses as of the date hereof. The Company has provided Buyer with correct and complete copies of all leases with respect to the network of the Company and its Subsidiaries. Each of the network facilities described in Section 3.8(c) of the Disclosure Letter is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

Section 3.9 Other Agreements.

(a)
Section 3.9(a) of the Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each contract, agreement, commitment or lease of the Company and its Subsidiaries currently in effect (i) that by its terms is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that materially restricts the conduct of any material line of business by the Company or any of its Subsidiaries, or the ability of any such Person to operate in any geographic area; (iii) relating to the borrowing of money or any guarantee in respect of any indebtedness in excess of $100,000 of any Person (other than any guarantee made by the Company in respect of any real property or personal property leased by any Subsidiary); (iv) that extends “most favored nations” or similar pricing to the counterparty to such contract and such contract involving aggregate payments in excess of $100,000 per year; (v) with respect to employment of an officer or director; (vi) with respect to engagement of a consultant involving payments of more than $100,000 in any one year; (vii) that restricts the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; or (viii) that is an interconnection agreement. Each contract, agreement, commitment or lease of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the Disclosure Letter, is referred to herein as a “Material Contract”. True, correct and complete copies of all Material Contracts have previously been made available to Buyer.

(b)
All of the Material Contracts are in full force and effect, and are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity, and except to the extent that the failure of one or more such Material Contracts to be in full force and effect and enforceable, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default thereunder.

Section 3.10 Environmental Matters.

Each of the Company and its Subsidiaries holds all material licenses, permits and other governmental authorizations required under all applicable Environmental Laws with respect to all of its owned real property and, except for such licenses, permits and other government authorizations the failure to hold, either individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, with respect to all of its leased real property. None of the Company or any of its Subsidiaries is in material violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for such violations with regard to any real property leased by the Company or its Subsidiaries that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

Section 3.11 Litigation.

Except as set forth in Section 3.11 of the Disclosure Letter or that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, there are no actions, suits, proceedings, arbitrations, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court, arbitration tribunal or other Governmental Entity against the Company or any of its Subsidiaries. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or any of its Subsidiaries or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

Section 3.12 Compliance; Licenses and Permits.

(a)
Except as set forth in Section 3.12(a) of the Disclosure Letter, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses (including without limitation, (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs; (iii) any and all Universal Service Fund obligations; and (iv) the Communications Assistance to Law Enforcement Act), except in each case for failures to comply that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b)
Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits,” a true, correct and complete list of which is contained in Section 3.12(b)(i) of the Disclosure Letter) that are necessary to conduct their respective businesses as presently being conducted, except for such Permits the failure to hold that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Except as set forth in Section 3.12(b)(ii) of the Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Difference, (i) such Permits are in full force and effect; (ii) no material violations are or have been alleged in respect of any thereof; (iii) no proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits; and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such Permit.

(c)
The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, “Communications Licenses,” a true, correct and complete list of which is contained in Section 3.12(b)(i) of the Disclosure Letter), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Difference. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date hereof, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) fines and/or forfeitures that would, individually or in the aggregate, reasonably be expected to result in a Material Difference. Except as set forth in Section 3.12(c) of the Disclosure Letter, and except as would not reasonably be expected to result in a Material Difference, as of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened that, in each case, could result in fines, penalties or other losses.

Section 3.13 Intellectual Property.

(a)
Section 3.13(a)(1) of the Disclosure Letter sets forth an accurate and complete list of all registered Marks owned (in whole or in part) by the Company or any of its Subsidiaries (collectively “Company Registered Marks”), Section 3.13(a)(2) of the Disclosure Letter sets forth an accurate and complete list of all registered Patents or pending applications for registered Patents owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Patents”) and Section 3.13(a)(3) of the Disclosure Letter sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Registered Patents, the “Company Registered IP”). Except as set forth on Section 3.13(a)(4) of the Disclosure Letter, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and the Company has not received written notice of the threat of any such action with respect to any of the Company Registered IP. To the knowledge of the Company, the Company Registered IP is valid, subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Company Registered IP. Except as may be set forth in Section 3.13(a)(5) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has knowingly taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, except for such actions or failures that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b)
Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of the Company or any of its Subsidiaries.

(c)
To the knowledge of the Company, the Company owns exclusively all right, title and interest to the Company Registered IP and all other material Intellectual Property used by the Company or any of its Subsidiaries that is not licensed to the Company or any of its Subsidiaries pursuant to a written license agreement, free and clear of any Encumbrance or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or such Subsidiary’s ownership of any of such material Intellectual Property. None of such material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or such Subsidiary.

(d)
Section 3.13(d)(1) of the Disclosure Letter sets forth a complete and accurate list of all material agreements granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary other than commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 3.13(d)(2) of the Company Disclosure Letter sets forth a complete and accurate list of all material license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in substantially the Company’s standard forms (which have previously been provided to Buyer). Except for such losses or expirations that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, no loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or, to the knowledge of the Company, reasonably foreseeable or, to the knowledge of the Company, threatened in writing. There is no outstanding or, to the Company’s knowledge, threatened (in writing) dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property (collectively, the “Outbound License Agreements”) that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Inbound License Agreement or any Outbound License Agreement, except for such losses, impairments or rights to terminate, reprice or otherwise modify that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(e)
To the knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries or licensed under the Inbound License Agreements to the Company or any of its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company and its Subsidiaries as each is currently conducted, excluding commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations.

(f)
Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company or any of its Subsidiaries has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such material infringement, misappropriation or violation is occurring or has occurred. To the Company’s Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

Section 3.14 Tax Matters.

Except (i) as would not, individually or in the aggregate, reasonably be expected to result in a Material Difference or (ii) as set forth in Section 3.14 of the Disclosure Letter:

(a)
Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it within the time and in the manner prescribed by law (with due regard to lawful extensions of time). All such Tax Returns are true, correct and complete in all material respects, and all Taxes owing by the Company or any of its Subsidiaries, whether or not shown on any Tax Return, have been paid when due. No claim made by any taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction is outstanding or unresolved. The Company and each of its Subsidiaries has made adequate provision on its financial statements included or incorporated by reference in the most recent Company SEC Reports (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax income). There are no Liens with respect to Taxes on any assets or properties of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable.

(b)
The Company and its Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to any withholding or payroll Tax requirements (including reporting). No person holds Common Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any holder of Common Stock of any portion of the consideration payable hereunder will result in compensation or other income to such person with respect to which Buyer or the Surviving Corporation would be required to deduct or withhold any Tax. Section 3.14(b) of the Disclosure Letter lists (i) each person that has, to the knowledge of the Company, disposed of any stock of the Company or any of its Subsidiaries on or after January 1, 2006 in a transaction that would constitute a “disqualifying disposition” (as defined in Section 421(b) of the Code), and (ii) each person for whom the transactions contemplated by this Agreement would constitute a disqualifying disposition, in each case identifying the stock disposed of in such transaction and the exercise date and exercise price of the option pursuant to which such stock was acquired.

(c)
The Company has made available to Buyer correct and complete copies of all income Tax Returns filed by, and all examination reports and statements of deficiencies issued to, assessed against, or agreed to by, the Company or any of its Subsidiaries for each of its last three taxable years. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.14(c) of the Disclosure Letter. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or threatened in writing. No deficiency for any Taxes has been proposed in writing against the Company or any of its Subsidiaries, which deficiency has not been paid in full. Neither the Company nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign law).

(d)
There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force, and no extension of time for filing of any Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries is in force.

(e)
Neither the Company nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local, or foreign law). Neither the Company nor any of its Subsidiaries has used the installment method under Section 453 of the Code (or any similar provision of applicable state, local or foreign law) to defer any material income to any taxable period ending after the Effective Date. No indebtedness of either the Company or any of its Subsidiaries constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.

(f)
Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361. There is no limitation on the utilization by the Company or any of its Subsidiaries of its net operating losses, built-in losses, tax credits or other similar items under Sections 382, 383 or 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign law) or the separate return limitation year rules under the consolidated return provisions of the Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(g)
The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)
Neither the Company nor any of its Subsidiaries has ever been (i) a member of an affiliated group filing or required to file a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contact or arrangement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Section 3.15 Labor Relations; Employees.

(a)
Except as set forth in Section 3.15(a) of the Disclosure Letter, as of the date hereof: (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice that constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws; (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency; (iii) since December 31, 2003, no labor strikes, disputes, slowdowns, stoppages or lockouts have occurred, are pending, or threatened in writing, involving the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is not a party to or bound by any collective bargaining or similar agreement; and (v) there are no union organizing activities among the employees of the Company. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress.

(b)
 Section 3.15(b) of the Disclosure Letter contains a list of each pension, profit-sharing or other retirement, bonus, employment, consulting or termination agreement, deferred compensation, change in control, retention, deal bonus, stock option, stock appreciation, stock purchase or other equity based, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, agreement, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries or any of their ERISA Affiliates sponsor, maintain, or contribute to or is required to be contributed to by the Company and its Subsidiaries or any of their ERISA Affiliates with respect to employees (current and former), directors or consultants of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability, whether contingent or direct (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).

(c)
Except as set forth in Section 3.15(c) of the Disclosure Letter, the Company has made available to Buyer or Buyer’s counsel a true and complete copy of (i) each Plan (or, to the extent no such copy exists, an accurate description thereof) and all amendments thereto, (ii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Plan, (iii) the most recent IRS determination letter (if any), (iv) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, and (v) for the three most recent years, audited financial statements and actuarial valuations relating to each Plan.

(d)
 Each Plan has been established and has been operated in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. No event has occurred since the date such favorable determination letter was issued that could reasonably be expected to affect the tax-qualified status of such Plan. Other than routine claims for benefits, there are no governmental audits, actions, claims, lawsuits or arbitrations pending or, to the knowledge of the Company, threatened in writing with respect to any Plan and no facts or circumstances exist that could reasonably be expected to give rise to any such audit, actions, suits or claims.

(e)
Except as set forth in Section 3.15(e) of the Disclosure Letter, all required contributions due with respect to any Plan have been made as required under ERISA. The reserves reflected in the 2005 Balance Sheet for the obligations of the Company under all Plans were determined in accordance with GAAP.

(f)
Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates (i) maintains or has ever maintained a Plan that is or was ever subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA, (ii) is obligated or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Plan is a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA.

(g)
No event has occurred and no condition exists that would reasonably be expected to subject the Company, any of its Subsidiaries nor any of their ERISA Affiliates to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(h)
Except as set forth in Section 3.15(h) of the Disclosure Letter, no Plan provides welfare benefits after termination of employment to any employee, former employee, director or consultant, except to the extent required by Section 4980B of the Code, or applicable state law.

(i)
Except as set forth in Section 3.15(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract or agreement, plan, or arrangement, including, without limitation, the execution of this Agreement, the consummation of the transactions or other events contemplated by this Agreement, concerning any person that, individually or collectively with other similar agreements, and taking into account any transactions or payments contemplated by this Agreement, could reasonably be expected to give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code. No Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, either standing alone or in combination with any subsequent event, will (A) result in any payment becoming due to any current or former employee or director of the Company after the date of this Agreement; (B) increase any benefits otherwise payable under, or result in any other material obligation pursuant to, any Plan; (C) result in the acceleration of time of payment or vesting of any such benefits to any extent or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Plan; or (D) limit or restrict the right of the Company to merge, amend or terminate any Plan.

(j)
Section 3.15(j) of the Disclosure Letter identifies each nonqualified deferred compensation plan, within the meaning of Section 409A(d)(1) of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) in connection with the Company may have any liability with respect to current or former employees and directors (each a “NQDC Plan”). With respect to each NQDC Plan, it either (i) has been operated in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005). No NQDC Plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code.

Section 3.16 Transactions with Related Parties.

Except as set forth in Section 3.16 of the Disclosure Letter, since January 1, 2006 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Brokers.

No agent, broker, investment banker, Person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries, other than The Blackstone Group, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. The fees and expenses due to The Blackstone Group are as set forth in the agreements between such firm and the Company, true, correct and complete copies of which have been delivered to Buyer.

Section 3.18 Insurance.

Section 3.18 of the Disclosure Letter contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, exhaustion of limits, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all material claims thereunder (i) have been filed in due and timely fashion, and (ii) have been accepted by the insurer. There have been no denials or reservations of rights of any such material claims.

Section 3.19 Suppliers.

Except as set forth in Section 3.19 of the Disclosure Letter, and except for disputes that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (a) has received any written notice of, or has any reason to believe that there are, any outstanding or threatened disputes with any supplier or vendor (including local and long distance carriers) that have not been paid or otherwise resolved without any further payment or obligation being due from the Company or any of its Subsidiaries, or (b) has any reason to believe that there exist any reasonable grounds for any such dispute.

Section 3.20 Takeover Statutes.

Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement, the voting agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger, the voting agreements or any of the transactions contemplated hereby and thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or the voting agreements or any of the transactions contemplated hereby and thereby.

Section 3.21 Opinion of Financial Advisor.

The Company has received the opinion of The Blackstone Group that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock, and such opinion has not been withdrawn or revoked or otherwise modified as of the date of this Agreement.

Section 3.22 Rights Agreement.

The Company has taken all action necessary or appropriate under its Rights Agreement to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any Rights or enable or require such Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power.

Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer has made available to the Company true, complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

Section 4.2 Authority; Approvals.

The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate power and authority have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

Section 4.3 Conflicts; Consents.

(a)
The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, and compliance by Buyer and Merger Sub with the terms and provisions hereof, does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub; (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound; or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)
Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder; (B) any filings as may be required under the DGCL in connection with the Merger; (C) the consents or approvals of or registrations or filings with the FCC, any State PUC and any Municipal Franchising Authority having regulatory authority over the business of Buyer and its Subsidiaries as conducted in any given jurisdiction in connection with the transactions contemplated hereby; (D) any filings that may be required under securities Laws; and (E) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4 Disclosure Documents.

None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers.

Except for Jefferies & Company, Inc., no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

Section 4.6 Litigation.

There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Buyer or Merger Sub to perform its obligations hereunder, or prevent or materially delay the consummation of the Merger.

Section 4.7 Operations of Merger Sub.

Merger Sub is a wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8 Financing Wherewithal.

Buyer will have at the Closing and at the Effective Time sufficient funds available to permit Buyer to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated hereby.

ARTICLE V
CERTAIN COVENANTS

Section 5.1 Conduct of Business.

(a)
From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing, the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, including the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates, and the implementing rules, regulations, orders, and policies of the FCC and each State PUC, and without limitation of the foregoing, shall use its commercially reasonable efforts to do the following:

(i)	Preserve intact the present organization of the Company and its Subsidiaries;

(ii)	keep available the services of the present officers and employees of the Company and its Subsidiaries;

(iii)
preserve the Company’s and its Subsidiaries’ goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv)	continue all current sales, marketing and other promotional policies, programs and activities of the Company and its Subsidiaries;

(v)	maintain the assets of the Company and its Subsidiaries in good repair, order and condition;

(vi)
maintain the Company’s and its Subsidiaries’ insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be; and

(vii)
promptly notify Buyer of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter.

(b)
Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Letter, as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer, directly or indirectly do any of the following:

(i)
knowingly cause or knowingly permit (to the extent that the Company or any of its Subsidiaries has any control over such action being taken) to be taken any act, event or change that would reasonably be expected to have a Company Material Adverse Effect;

(ii)
incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, in either case, other than capital lease obligations permitted within the limitations set forth in Section 5.1(b)(viii) below;

(iii)	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(iv)
declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than dividends from one Company Subsidiary to another Company Subsidiary or to the Company;

(v)
(A) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (B) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; (C) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement); or (D) cause to become effective its 2006 Employee Stock Purchase plan;

(vi)	sell, assign, pledge, encumber, transfer or otherwise dispose of any Company Registered IP or any other material asset of the Company or any of its Subsidiaries;

(vii)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets, other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

(viii)
incur any capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries (including IT Expenditures), except for capital expenditures, capital lease obligations or commitments or additions of at least $1,500,000 in the aggregate per calendar month (commencing October, 2006) from and after the date hereof as mutually agreed by the Company and Buyer (whether or not such expenditures, commitments or additions were heretofore planned by the Company);

(ix)
except in each case for regular annual salary increases or promotions in the ordinary course of business and except as specified in Section 5.1 of the Disclosure Letter, (A) increase the compensation of current or former directors, employees or consultants of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $100,000, (C) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries; (D) pay or commit to pay any retention, transaction bonus, severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of any Plan; (E) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries; (F) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Plan if it were in existence on the date of this Agreement; (G) make any contribution to any Plan, other than (1) regularly scheduled mandatory contributions and (2) contributions (excluding discretionary matching or profit sharing contributions) required pursuant to the terms thereof or applicable Law; (H) except as necessary so as to comply with subclause (J) below or Section 5.14(c), amend, extend or terminate (or make any commitments to amend, extend or terminate) any Plan, except for amendments required by applicable Law; (I) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than advances of travel and entertainment expenses to current directors, officers and employees in the ordinary course; or (J) allow for the commencement of any new offering periods under the Company Employee Stock Purchase Plan.

(x)
change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, change the accounting methods or accounting practices followed by the Company;

(xi)
make or change any material Tax election, incur any material liability for Taxes other than in the ordinary course of business, adopt or change any accounting period or method, file an amended Tax Return, enter into any closing agreement, settlement, or compromise with respect to any Tax claim or assessment related to the Company or any of its Subsidiaries, knowingly surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xii)
enter into, amend, modify or consent to the termination of, or fail to perform any material obligation under, any Material Contract (including entering into any network or other agreements that cannot be terminated without penalty upon thirty days’ or less notice), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such Material Contract;

(xiii)
(x) pay, discharge, settle or compromise any material claim, action, proceeding or investigation for an amount in excess of $100,000 individually or $250,000 in the aggregate, except to the extent reserved against in the most recent consolidated financial statements included in the Company SEC Reports filed prior to the date hereof (and existing as of the date hereof in accordance with GAAP); (y) settle, compromise or cancel any material debts owed to or claims held by them (including the settlement of any claims or litigation) except in the ordinary course consistent with past practice or (z) consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xiv)	enter into any new line of business;

(xv)
take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or Municipal Franchising Authority or any other Governmental Entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any Permits or Communications Licenses; or

(xvi)
knowingly take or agree in writing or otherwise take any of the actions described in (i) through (xv) above or any other action that would reasonably be expected to delay or prevent the satisfaction of any condition to closing set forth in Article VI.

Section 5.2 Access and Information; Confidentiality.

(a)
From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company and its Subsidiaries, including environmental site assessments in respect of owned real property, as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and their respective properties, books, records and commitments. The Company shall promptly furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. The Company shall promptly advise Buyer orally and in writing if the Board of Directors of the Company has reason to believe that a change, effect, event, occurrence, state of facts or development constitutes a Material Difference or that a Company Material Adverse Effect has occurred or is reasonably likely to occur. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries. During the period prior to the Closing Date, the Company shall provide Buyer consolidated monthly balance sheets, statements of operations, stockholders’ equity and cash flows within fifteen calendar days after the end of each month.

(b)
The parties hereto will hold any non-public information regarding the other parties, their Subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.3 Proxy Statement.

(a)
As promptly as practicable after the execution of this Agreement, but in no event later than ten (10) days after the date hereof (subject to the last sentence of this paragraph), the Company (in consultation with Buyer) shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement and all other documents it is responsible for filing in connection therewith to comply as to form in all material respects with all applicable provisions of applicable Law. The Company shall provide to Buyer the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of Buyer’s reasonable comments to each version of or amendment to the Proxy Statement. Buyer shall furnish all information concerning it as may reasonably be requested by the Company in connection with the preparation of the Proxy Statement. Neither the initial preliminary or any subsequent version of, or any amendment or supplement to, the Proxy Statement will be filed by the Company without Buyer’s prior written consent, which shall not be unreasonably delayed or withheld.

(b)
The Company shall notify Buyer promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Buyer with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates that should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Buyer promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event that should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required.

Section 5.4 Company Stockholders’ Meeting.

The Company, acting through its Board of Directors, shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (the “Company Stockholders’ Meeting”); provided that the Proxy Statement shall be mailed to Company stockholders no later than ten (10) days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Section 5.5(b), the Company shall, through its Board of Directors, (i) recommend to its stockholders adoption of this Agreement and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4 shall not be affected by, and the Company shall proceed to convene and hold the Company Stockholders’ Meeting notwithstanding, (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.5 Acquisition Proposals.

(a)
The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal and to request the prompt return or destruction of all confidential information previously furnished to any such parties. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing or disclosing information) any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) that requires, or is intended to or that could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal; or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholders, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 5.5, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.5(b), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b)
Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw (or modify or change in a manner adverse to Buyer or Merger Sub), or publicly propose to withhold or withdraw (or modify or change in a manner adverse to Buyer or Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or make any other public statement inconsistent with such recommendation or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.5(a)) (an “Acquisition Agreement”) or that is intended to or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Required Company Stockholders, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 5.5; (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Buyer’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Buyer that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity(ies) of the Person or group making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period) and representing that the Company has complied with this Section 5.5; (iii) during such three (3) Business Day period, the Company shall negotiate with Buyer in good faith to make such amendments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement as so amended and not make a Company Adverse Recommendation Change; and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Buyer makes a proposal to amend the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its outside counsel and with financial advisors of nationally recognized reputation) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3 hereof.

(c)
Promptly on the date of receipt thereof, the Company shall advise Buyer orally and in writing of any request for information or any Takeover Proposal, and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations, and the Company shall promptly on the date of receipt thereof provide to Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep Buyer fully and promptly informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, Takeover Proposal or inquiry and keep Buyer fully and promptly informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

(d)
Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

Section 5.6 Reasonable Best Efforts; Further Assurances.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all lawful things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date hereof and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within its control, including, without limitation, the following: (i) making the requisite filings pursuant to the HSR Act; (ii) making all necessary notifications required by and filing all necessary applications with the FCC seeking the consent of the FCC to the transfer of the Permits and Communications Licenses issued by the FCC to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “FCC Consents”); (iii) making all necessary notifications required by and filing all necessary applications with the State PUCs seeking the consent of the applicable State PUC to the assignment of the Permits and Communications Licenses issued or granted by such State PUC to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “State PUC Consents”); and (iv) making all necessary notifications required by and filing all necessary applications with each Municipal Franchising Authority seeking the consent of the Municipal Franchising Authority to the transfer of the Permits and Communications Licenses issued by the Municipal Franchising Authority to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “Municipal Franchising Authority Consents”). Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b)
In furtherance and not in limitation of the foregoing, each of the parties hereto will use its reasonable best efforts to (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or with respect to the FCC Consents, PUC Consents, and Municipal Franchising Authority Consents, and to pay any fees due of it in connection with such applications or filings, within ten (10) days after the date hereof (but in the case of HSR filings, fifteen (15) days after the date hereof); and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act or with respect to the FCC Consents and PUC Consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any State PUC in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. For purposes hereof, it is understood and agreed that Buyer and its counsel will prepare the applications and related materials necessary to apply for the State PUC approvals and thereafter use its reasonable best efforts to file and prosecute such applications; and the Company’s obligation hereunder with respect to seeking PUC approvals is to use its reasonable best efforts to cooperate with and assist Buyer in such process. Each party hereto shall promptly inform the others of any communications from any Governmental Entity regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request that would require Buyer or its Subsidiaries (i) to forgo revenue through the provision of free or reduced rate services (measured by Buyer’s or its Subsidiaries’ standard rates) or otherwise of more than $10,000,000 over any three year period or (ii) to expend any amount that, when combined with any such forgone revenue, exceeds $10,000,000 in the aggregate.

(c)
Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC, and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (a) refrain from taking any action that may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses; (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof; and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

(d)
The parties shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the Nasdaq National Market and terminate registration of the Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

(e)
Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(f)
The Company shall reasonably cooperate with Buyer, to the extent reasonably requested by Buyer in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement, including without limitation: (i) reasonably cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents; (ii) make senior management of the Company reasonably available for meetings and due diligence sessions; (iii) reasonably cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence; (iv) if expressly authorized and requested by Buyer in writing to do so, enter into customary agreements with underwriters, initial purchasers or placement agents, provided that no such agreement shall have any effect or be binding on the Company unless and until the Effective Time; and (v) if expressly authorized and requested by Buyer in writing to do so, enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens; provided that no such agreement, document, waiver or certificate shall have any effect or be binding on the Company unless and until the Effective Time; provided that none of the Company or any Subsidiary shall be required to pay any commitment or similar fee or incur any other liability in connection with any such third-party financing prior to the Effective Time, and, provided further that Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. It is expressly understood and agreed that, notwithstanding anything to the contrary herein or elsewhere, neither Buyer nor Merger Sub nor any other Person shall have a claim against any of the Company, its Subsidiaries, its and their directors, officers, employees and advisers and Company stockholders and affiliates, and none of such Persons shall have any liability to any Person, based upon, resulting from or otherwise arising out of any compliance or non-compliance or breach or otherwise with or under the provisions of this Section 5.6(f), and none of Buyer or Merger Sub may raise any such compliance or non-compliance or breach as a defense or mitigating factor or otherwise to any claim by the Company or its stockholders for breach of this Agreement.

Section 5.7 Public Announcements.

The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.8 Indemnification of Directors and Officers.

(a)
For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s amended and restated certificate of incorporation and amended and restated by-laws and indemnification agreements, if any, in existence on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b)
Immediately before the Closing, the Company or Buyer shall purchase, and Buyer and the Surviving Corporation shall provide to the Covered Persons, a fully prepaid insurance and indemnification policy (“D&O Insurance”) in amount and scope not materially less favorable in the aggregate than those in the D&O Insurance policy in effect on the date hereof, that provides coverage for events occurring on or before the Effective Time and that remains in effect until at least the sixth anniversary of the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company represents that the current annual premiums paid by the Company in respect of D&O Insurance are as set forth in Section 5.8(b) of the Disclosure Letter.

(c)
The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d)	The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Covered Person or indemnitee and his or her heirs and representatives.

Section 5.9 Expenses.

Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.3, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

Section 5.10 Section 16 Compliance.

Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and whose transactions are eligible for exemption under Rule 16b-3.

Section 5.11 Supplemental Information.

The Company shall give prompt notice to Buyer of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any Company Material Adverse Effect or the occurrence of any event or events that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the Company becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of Buyer or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (iv) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to Buyer.

Section 5.12 Tax Matters.

To the extent permitted under applicable law, the parties hereto agree to treat the Option Cancellation Payments with respect to the Options pursuant to Sections 2.1(e) and 2.2(g) of this Agreement as being allocable to the portion of the Effective Date after the Effective Time and, accordingly, that any federal income tax deduction related to such payments shall be reflected on the Company’s federal income Tax Return for the taxable period beginning on the day after the Effective Date (and in a consistent manner on any applicable state, local, or foreign income Tax Returns).

Section 5.13 State Takeover Statutes; Rights Agreement.

(a)
Buyer, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

(b)
The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Buyer, (i) amend or waive any provision of the Rights Agreement; or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.

Section 5.14 Employee Benefit Matters.

(a)
Buyer hereby agrees that it shall provide (or cause the Surviving Corporation to provide) health benefits to any employees of the Company and its Subsidiaries that are offered (and accept) continued employment by the Surviving Corporation, Buyer or its Subsidiaries under an arrangement substantially similar to that provided to Buyer’s or its Subsidiaries’ similarly-situated employees.

(b)
Employees of the Company and its Subsidiaries that are offered (and accept) employment with the Buyer and its Subsidiaries, and their eligible dependents, shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement established or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries for service accrued or, in accordance with policies in effect on the date hereof, deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries to the extent that such service was credited under the analogous plan of the Company and its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and that in no event shall such service be required to be counted with respect to any equity incentive award or for purposes of benefit accrual under any defined benefit pension plan. In addition, for purposes of participation by employees of the Company and its Subsidiaries that are offered (and accept) continued employment with the Buyer, Surviving Corporation or their respective Subsidiaries, and their eligible dependents, in any medical plan of Buyer or its Subsidiaries, Buyer or its applicable Subsidiary shall waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company and, with respect to the plan year in which such employees first participate in such medical plan, shall credit such employees for any out-of-pocket expenditures, deductibles and employee contributions that were credited under any predecessor medical plan of the Company or any of its Subsidiaries for such plan year.

(c)
Buyer hereby agrees that following the Effective Time it shall, or shall cause the Surviving Corporation and its Subsidiaries to, offer to pay, subject to receipt of a general release in customary form, severance benefits of two weeks base salary and health insurance benefits (with the terminated employee paying the employee’s portion of the monthly health insurance premium) plus two weeks of base salary and such health insurance benefit for each full  or partial  year (in excess of the first full year) of employment with the Company or any of its Subsidiaries to (i) management employees of the Surviving Corporation and its Subsidiaries whose employment with any of the Surviving Corporation, Buyer or any of their respective Subsidiaries is terminated  by the Surviving Corporation, Buyer or any of their respective Subsidiaries without cause within 90 days after the Closing Date and (ii) employees who terminate their employment with the Surviving Corporation, Buyer or any of their respective Subsidiaries within 90 days after the Closing Date whose continued employment is conditioned upon their accepting a reduction in base salary as in effect on the date hereof or their principal place of employment being moved to a location more than 50 miles from their principal place of employment as of the date hereof. For purposes of determining the amount of their minimum severance benefits under this Section 5.14(c), employees of the Company and its Subsidiaries shall receive credit for all service accrued and, in accordance with policies in effect on the date hereof, deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries. Notwithstanding the foregoing, an employee who is entitled under the WARN Act to notice of the termination of such employee’s employment and who is terminated prior to the expiration of such notice period shall not be entitled to severance upon such termination except to the extent the amount of severance otherwise provided for herein with respect to such employee exceeds the amount payable to such employee in satisfaction of any WARN Act obligations (and the Company shall prior to Closing and to the extent permitted by Law amend any Plan or policy regarding severance as necessary in order to give effect thereto).

(d)
From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all contracts of the Company and its Subsidiaries as in effect immediately prior to the date hereof between the Company or any of its Subsidiaries and any current or former employees or directors of the Company or any of its Subsidiaries as well as any commitments of the Company or any of its Subsidiaries made after the date hereof and consented to by Buyer to any current employees or directors of the Company.

(e)
During the period commencing on the date of this Agreement and ending on the Effective Time, the Company shall use reasonable best efforts to file any and all outstanding annual reports on Form 5500 in respect of the Plans with the United States Department of Labor (“DOL”) under the DOL’s Delinquent Filer Voluntary Compliance Program and shall deliver to Buyer any such filings for review and comment prior to submission.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Obligations of Each Party.

The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)	Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

(b)
No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(c)	HSR. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(d)
Other Governmental Approvals. (i) All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC Consents and (ii) all State PUC approvals under the Laws of the Requisite Jurisdictions to consummate the Merger and the other transactions contemplated hereby shall have been obtained; provided, however, that no such FCC Consent or State PUC approval shall impose or be conditioned upon Buyer’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Buyer, Surviving Corporation or any of their Affiliates in the reasonable judgment of Buyer.

Section 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)	Representations and Warranties.

(i) Each of the Company’s representations and warranties set forth in this Agreement shall have been true and correct on and as of the date of this Agreement and, except where the failure or failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each of the Company’s representations and warranties set forth in this Agreement shall be true and correct (without giving effect for any materiality or Material Difference qualification) on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, that the Company’s representations and warranties set forth in Section 3.2 (Authority; Approvals), the second sentence of Section 3.7 and Section 3.17 (Brokers) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

(ii) Notwithstanding the foregoing, if the Company notifies Buyer in writing (a “Misrepresentation Notice”) after the date hereof that one or more of the Company’s representations and warranties set forth herein shall not have been true and correct on and as of the date of this Agreement, specifying in detail which representations and warranties were not so true and correct and disclosing all information necessary to make such representations and warranties so true and correct as well as all such additional information that Buyer may request in connection therewith, then the Buyer shall have twenty (20) Business Days from the date of such disclosure to elect to terminate this Agreement. If Buyer so elects to terminate this Agreement, then this Agreement shall thereupon terminate, which termination shall for all purposes be deemed to be a termination in accordance with Section 7.1(d)(i). If Buyer does not so elect to terminate this Agreement prior to the end of such twenty (20) Business Day period, then the failure of the representations and warranties the subject of a Misrepresentation Notice to be true and correct on and as of the date of this Agreement as described therein shall be deemed waived for all purposes hereof and the condition set forth in Section 6.2(a)(i) above with respect to such representations and warranties shall be deemed satisfied. Each Misrepresentation Notice delivered to Buyer hereunder shall itself be a representation and warranty made by the Company to Buyer and Merger Sub for all purposes hereof and Buyer’s and Merger Sub’s obligation to effect the Merger shall be conditioned on the Misrepresentation Notice and all information delivered to Buyer in connection therewith being true and correct on and as of the date of the delivery thereof to Buyer.

(b)
Pending Orders. There shall not be pending before any court of competent jurisdiction, and no Governmental Entity shall have initiated any proceeding that is pending, seeking any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent) prohibiting the consummation of the Merger.

(c)	Governmental Approvals. Each of the consents, approvals, orders, authorizations and actions referenced in Section 6.1(d)(i) shall have become a Final Order.

(d)
Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement (other than Section 5.6(f)) that are required to be performed or complied with by it prior to or at the Closing Date.

(e)
Closing Certificate. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in Sections 6.2(a) and 6.2(d) have been satisfied.

(f)	Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(g)	Performance Measure. The Performance Measure shall have been at least $12,000,000.

(h)
FIRPTA Certificate. Buyer shall have received (i) certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (ii) a copy of the notice of such certification provided by the Company to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2) and a certified mail receipt indicating the mailing of such notice.

(i)
Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.

(j)	Liens. The liens set forth on Section 6.2(j) of the Disclosure Letter shall have been released and all financial statements related to such liens shall have been terminated.

Section 6.3 Conditions Precedent to Obligations of the Company.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)
Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in this Agreement (without giving effect to any “material” or “materiality” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer and Merger Sub to perform their respective obligations under this Agreement.

(b)
Performance of Obligations. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c)
Closing Certificate. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

(a)	by mutual written consent of Buyer and the Company;

(b)	by either Buyer or the Company:

(i)
if this Agreement is not adopted by the Required Company Stockholders at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated Sections 5.3, 5.4 or 5.5);

(ii)
if the Merger shall not have been consummated by January 31, 2007, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii)
if there shall be any final non-appealable order, decree, ruling or other action issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c)	by the Company:

(i)
if Buyer or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Buyer or Merger Sub within twenty (20) Business Days after Buyer or Merger Sub receives written notice of such breach from the Company;

(ii)
or if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, (C) the Company has complied with Sections 5.3, 5.4 and 5.5 and (D) at the time of such termination, Buyer has received the fee set forth in Section 7.3, provided that the Company’s Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after three (3) Business Days following Buyer’s receipt of written notice advising Buyer that the Company’s Board of Directors is prepared to do so, and only if, during such three (3) Business Day period, the Company and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the parties hereto to proceed with the transactions contemplated herein on such adjusted terms.

(d)	by Buyer:

(i)
if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(d) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Buyer or Merger Sub; or

(ii)
if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) a Company Adverse Recommendation Change shall have occurred; (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby; (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Buyer requests in writing that such recommendation or determination be reaffirmed; (D) a tender or exchange offer relating to any shares of Common Stock will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby; or (F) the Company has breached any of its obligations under Sections 5.3 or 5.4 to call, give notice of, convene and hold the Company Stockholders’ Meeting and timely mail the Proxy Statement as contemplated thereby, which has not been cured (or is not capable of being cured) within ten (10) Business Days following receipt by the Company of written notice of such breach.

Section 7.2 Effect of Termination and Abandonment.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Article VII and other than Sections 5.2(b) (Confidentiality), 5.7 (Public Announcements), 5.9 (Expenses), and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.3 Termination Fee.

(a)	If this Agreement shall be terminated pursuant to:

(i)
Section 7.1(b)(i), 7.1(b)(ii) or 7.1(d)(i) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

(ii)	Section 7.1(c)(ii) or 7.1(d)(ii) hereof,

then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(a), upon the consummation of a transaction referenced in clause (y) thereof, (2) in the case of termination pursuant to Section 7.1(d)(ii), not later than the close of business on the Business Day following such termination, or (3) in the case of termination pursuant to Section 7.1(c)(ii), on the date of such termination, pay Buyer a non-refundable fee in an amount equal to six million two hundred fifty thousand dollars ($6,250,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Section 9.1, except that all references to “15%” shall be changed to “35%”.

(b)
If this Agreement is terminated under any of the circumstances described in Section 7.3(a) (but with respect to Section 7.3(a)(i), without regard to whether any of the circumstances described in clause (y) thereof have occurred), the Company shall reimburse Buyer for all its documented out-of-pocket fees and expenses up to a maximum amount of $1,250,000 (including attorney’s fees and any commitment and other fees payable by Buyer under any financing commitment letter Buyer has secured) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”), which reimbursement shall be made in cash by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer, not later than the close of business on the fifth (5th) Business Day following such termination. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that both the Termination Fee and the Company Expense Reimbursement Amount are paid by the Company pursuant to this Section 7.3, the Termination Fee and Company Expense Reimbursement Amount shall be Buyer’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c)
If the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Buyer commences a suit that results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Buyer its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by Wachovia Bank, National Association plus 3% per annum.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement.

This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

Section 8.2 Assignment and Binding Effect; Third Party Beneficiaries.

(a)
This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to (i) assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment) and (ii) from and after the Effective Time, grant a collateral security interest in its rights hereunder to its lenders. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(b)
Except as provided in Section 5.8(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries of this Agreement; provided, however, that from and after the Effective Time, the Stockholders, the Option Holders and the Warrant Holders shall be deemed third-party beneficiaries solely for purposes of, and with respect to, the right to receive, respectively, the Common Stock Consideration, the Option Cancellation Payments and the Warrant Cancellation Payments in accordance with Article II.

Section 8.3 Notices.

Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Buyer, Merger Sub or the Surviving Corporation:

Cavalier Telephone Corporation
2134 West Laburnum
Richmond, Virginia 23227
Attn: Brad A. Evans, President
Facsimile: 804.254.9029

with a copy to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attn: Leonard Q. Slap
Facsimile: 617.227.4420

If to the Company:

Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938
Attn: Aloysius T. Lawn IV
Facsimile: 215.862.1960

with a copy to:

Baker & McKenzie LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Jonathan C. Stapleton
Facsimile: 212.310.1745

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

Section 8.4 Amendment and Modification; Waiver.

(a)
This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b)
At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Governing Law; Consent to Jurisdiction.

(a)
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICTS OR CHOICE OF LAW PROVISIONS THEREOF THAT WOULD GIVE RISE TO THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

(b)
All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any action, suit or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 8.6 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.7 Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

Section 8.8 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.9 Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Non-Survival of Representations and Warranties.

Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

Section 8.11 Disclosure Letter.

The representations and warranties contained in Article III are qualified by reference to the Disclosure Letter. A matter set forth in one section of the Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Letter to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Letter may include items or information that the Company is not required to disclose under this Agreement, (ii) inclusion of information in the Disclosure Letter shall not be construed as an admission that such information is material to the Company and (iii) without limitation of the foregoing, the information required to be disclosed by this Agreement and the dollar thresholds set forth herein shall not be used as a basis for interpreting the term, “Company Material Adverse Effect” or other similar terms in this Agreement. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Letter shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Letter for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Letter.

ARTICLE IX
DEFINED TERMS; INTERPRETATION

Section 9.1 Defined Terms.

As used in this Agreement, the terms set forth below shall have the following meanings:

(a)	“Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(b)	“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Delaware.

(c)
“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Common Stock” means the common stock of the Company, par value $0.01 per share.

(f)
“Company Material Adverse Effect” means any event, change or effect regarding or affecting the Company and its Subsidiaries that has had, or would reasonably be expected to have, a material adverse effect on either:

(A)
the business, operation, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than such event, change or effect resulting from (i) changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and Laws established, applied or implemented by the FCC or applicable State PUC’s, (ii) occurrences, changes or conditions relating to or affecting the United States economy or securities or financial markets generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its Subsidiaries relative to similarly situated companies, (iii) the announcement or consummation of this Agreement, the Merger or the transactions contemplated hereby or compliance with the terms hereof, (iv) changes in applicable Laws or the application thereof after the date hereof that do not disproportionately affect the Company and its Subsidiaries relative to similarly situated companies, (v) changes in GAAP after the date hereof or (vi) any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries, including Buyer’s unreasonably withholding its consent to the Company’s taking any action otherwise prohibited under Section 5.1(b)(vii), (xii) or (xiii); or

(B)	the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g)	“Confidentiality Agreement” means the letter agreement, dated as of July 19, 2006 between the Company and Buyer, as amended by the Company’s email correspondence to Buyer dated August 14, 2006.

(h)
“Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of Capital Securities, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the Capital Securities of a Person.

(i)	“Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(j)
“Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(l)
“ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member; (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person; or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member, any of which includes or included the Company or a Subsidiary of the Company.

(m)
“Final Order” means an action or decision that has been granted by the FCC or any State PUC or Municipal Franchise Authority as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (c) neither the FCC nor the issuing State PUC or Municipal Franchise Authority, as appropriate, has the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(n)	“GAAP” means United States generally accepted accounting principles.

(o)
“Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(p)
“Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(q)
“Intellectual Property” means any and all of the following in the United States or any other jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent rights, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, amendments divisionals, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) all works of authorship, copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) all trade secrets and confidential information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technologies, processes, formulae, algorithms, architectures, layouts, look-and-feel, designs, specifications, and methodologies, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) all software, including source code, executable code, data, databases, Web sites, firmware, and related documentation (collectively, “Software”); and (vii) all other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Marks, Copyrights, Trade Secrets or Software.

(r)
“IT Expenditures” means any capital expenditures or commitments or additions, whether tangible or intangible, relating to or arising out of the Company’s or any of its Subsidiaries’ information technology infrastructure (including, without limitation, network software and hardware, back-office systems and related items), but does not include software development costs.

(s)
“knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge, after due inquiry, of any of the individuals listed in Section 9.1(s) of the Disclosure Letter.

(t)
“Laws” means all foreign, federal, state and local constitutions, statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(u)
“Letter of Transmittal” means (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Paying Agent by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(v)	“Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(w)
“Material Difference” means with respect to a representation and warranty so qualified, any Undisclosed Conditions with respect to such representation and warranty that, when added to the amount of all Undisclosed Conditions of all other representations and warranties so qualified, equals or exceeds $7,500,000.

(x)	“Municipal Franchising Authority” means any municipal Governmental Entity with authority over the Company and its Subsidiaries.

(y)
“Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

(z)	“Option Holder” means a Person holding Options.

(aa)	“Options” means the issued and outstanding options to purchase shares of Common Stock granted pursuant to a Stock Plan.

(bb)
“Paying Agent” means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(cc)
“Performance Measure” means the consolidated operating income of the Company and its consolidated Subsidiaries for the Company’s fiscal quarter ending September 30, 2006 as included in the Company’s consolidated financial statements included in its Quarterly Report for the quarter ending September 30, 2006 and filed with the SEC, plus the amounts of each of the following included in such operating income for such quarter:

(i) depreciation and amortization, stock-based compensation expense and losses on the sale of property and equipment;

(ii) all legal, accounting and financial advisor fees (including any fairness opinion fees) and expenses incurred in the preparation, negotiation, approval or performance of this Agreement or otherwise in connection herewith;

(iii) any amounts that may be required to be accrued by reason of the execution of this Agreement or the transactions contemplated hereby;

(iv) any expenses or charge related to the impairment of assets or goodwill;

(v) any charges or accruals related to any minimum contractual commitments; and

(vi) any charges or accruals related to the reconciliation of NT Corporation network cost accruals;

minus the amount of any gains on the sale of property and equipment included in such operating income for such quarter.

(dd)
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(ee)	“Release” when used in connection with Hazardous Substances, has the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(ff)
“Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(gg)
“Requisite Jurisdictions” means Delaware, Georgia, Maryland, Michigan, New York, Ohio, Pennsylvania and Virginia and each other state where the failure to obtain the requisite State PUC approval would materially disrupt or interfere with Buyer’s, the Surviving Corporation’s or their respective Subsidiaries’ businesses or operations or otherwise subject any of them to fines or other material sanctions.

(hh)
“Restricted Stock” means any outstanding share of Common Stock issued by the Company pursuant to a Stock Plan or otherwise that is subject to vesting or other ownership or transfer restrictions imposed by the Company (other than transfer restrictions pursuant to federal or state securities laws).

(ii)	“Rights” means, collectively, the rights issued under the Rights Agreement.

(jj)	“Rights Agreement” means the Rights Agreement, dated as of August 19, 1999, as amended, by and between the Company and Stocktrans, Inc., as the successor rights agent thereunder.

(kk)	“Securities Act” means the Securities Act of 1933, as amended.

(ll)	“Stockholder” means any holder of record of shares of Common Stock immediately prior to the Effective Time.

(mm)
“Stock Plan(s)” means the Company's 1998 Long Term Incentive Plan, 2000 Long Term Incentive Plan, 2001 Long Term Incentive Plan, 2003 Long Term Incentive Plan, 2005 Incentive Plan and the Restated Access One Communications Corp. 1999 Stock Option Plan, Options disclosed in Section 3.3(d) of the Disclosure Letter not granted under one or more of the aforementioned plans and the Talk America Employee Stock Purchase Plan.

(nn)	“Subsidiary” of any Person means another Person under the Control of such Person.

(oo)
“Superior Proposal” means a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “15%” should be replaced by “50%”), on terms that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) would result in a transaction that is more favorable, from a financial point of view, to holders of the Common Stock than the Merger.

(pp)
“Takeover Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 15% or more of the voting power of the Company; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the voting power of the Company; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

(qq)
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all United States federal, state, local, or foreign taxes, charges, fees, duties, levies, deficiencies or other assessments of whatever kind or nature, including without limitation all net income, gross income, profits, gross receipts, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable United States federal, state, local, or foreign law, as a result of U.S. Treasury Regulation §1.1502-6 or any similar provision of federal, state, local or foreign applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

(rr)
“Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined, or unitary return or other document and any schedule, attachment, or amendment thereto, filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any United States federal, state, local, or foreign Tax or the administration of the laws relating to any Tax.

(ss)
“Undisclosed Conditions” means with respect to any representation or warranty qualified by a “Material Difference” standard, a loss, liability, obligation or out-of-pocket cost to or of the Company or any of its Subsidiaries in excess of the amount of any established reserve specified on the June 30 Balance Sheet or other work papers disclosed or otherwise made available to Buyer with respect to the subject matter of such representation and warranty that would have to be disclosed in such representation and warranty in order for such representation and warranty to be true and correct as written without regard to such qualification.

(t)	“WARN Act” means The Worker Adjustment and Retraining Notification Act, as amended.

(uu)
“Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(vv)	“Warrant Holder” means a Person holding Warrants.

(ww)	“Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

Section 9.2 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

2005 Balance Sheet    Section 3.5(c)
Acquisition Agreement    Section 5.5(b)
Agreement    Preamble
Buyer    Preamble
Certificate of Merger    Section 1.2
Certificates    Section 2.2(b)
Closing    Section 1.2
Closing Date    Section 1.2
Common Stock Consideration    Section 2.1(c)
Communications Licenses    Section 3.12(c)
Company    Preamble
Company Adverse Recommendation Change    Section 5.5(b)
Company Board    Section 3.2(b)
Company Expense Reimbursement Amount    Section 7.3(b)
Company Registered Copyrights    Section 3.13(a)
Company Registered IP    Section 3.13(a)
Company Registered Marks    Section 3.13(a)
Company Registered Patents    Section 3.13(a)
Company SEC Reports    Section 3.5(a)
Company Stockholders’ Meeting    Section 5.4
Copyrights    Section 9.1(r)
Covered Persons    Section 5.8(a)
D&O Insurance    Section 5.6(b)
Department of Labor    Section 5.14(d)
DGCL    Introduction
Disclosure Letter    Article 3
Dissenting Shares    Section 2.4(a)
Effective Date    Section 1.2
Effective Time    Section 1.2
Exchange Act    Section 3.5(a)
FCC    Section 3.4(b)
FCC Consents    Section 5.6(a)
HSR Act    Section 3.4(b)

Inbound License Agreements    Section 3.13(d)
Indemnified Parties    Section 5.8(a)
June 30 Balance Sheet    Section 3.5(c)
Marks    Section 9.1(r)
Material Contract    Section 3.9(a)
Merger    Introduction
Merger Sub    Preamble
Misrepresentation Notice    Section 6.2(a)(i)
Municipal Franchising Authority Consents     Section 5.6(a)
Notice of Adverse Recommendation    Section 5.5(b)
NQDC Plan    Section 3.15(j)
Outbound License Agreements    Section 3.13(d)
Patents    Section 9.1(r)
Permits    Section 3.12(b)
Plan    Section 3.15(b)
Preferred Stock    Section 3.3(a)
Proxy Statement    Section 5.3(a)
Representatives    Section 5.5(a)
Required Company Stockholders    Section 3.2(c)
Sarbanes-Oxley Act    Section 3.5(d)
SEC    Section 3.5(a)
Series A Preferred Stock    Section 3.3(c)
Software    Section 9.1(r)
State PUC    Section 3.4(b)
State PUC Consents    Section 5.6(a)
Surviving Corporation    Section 1.1
Termination Date    Section 7.1(b)(ii)
Termination Fee    Section 7.3(a)(ii)
Trade Secrets    Section 9.1(r)

Section 9.3 Interpretation.

(a)
The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b)
For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof; (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting; (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified; (v) the meaning assigned to each term defined herein are equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (vi) a reference to any party to this Agreement or any other agreement or document include also such party’s successors and permitted assigns; (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; (viii) all references to “$”or “dollars” are references to United States dollars; and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement are used with the respective meanings ascribed thereto as set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

TALK AMERICA HOLDINGS, INC.

By: /s/ Aloysius T. Lawn IV
Name:Aloysius T. Lawn IV
Title: EVP - General Counsel

CAVALIER TELEPHONE CORPORATION

By: /s/ Brad A. Evans
Name: Brad A. Evans
Title: President

CAVALIER ACQUISITION CORP.

By: /s/ Brad A. Evans
Name: Brad A. Evans
Title: President